EXHIBIT 10.4

Addendum to Form of Nonqualified Stock Option Award
Pursuant to the 2006 and 2014 Long-Term Incentive Plan
For Awards Granted Prior to March 4, 2019

March 29, 2019

The Company has modified the terms of the unexercised and outstanding nonqualified stock options granted to you prior to March 4, 2019 to permit net settlement beginning April 1, 2019.  Under the net settlement exercise method, shares of stock which would otherwise be delivered upon exercise are withheld to pay the exercise price of the option.  Exercising using the net settlement method allows for fewer shares to be sold, as compared to the exercise and sell to cover method, typically resulting in lower sales commission fees.  You are not required to use the net exercise method—the existing exercise methods under the applicable award documents remain available to you.
This notification is an addendum to your award documents for any such unexercised and outstanding options, and you should retain a copy of it for your records.  Note, if you were granted nonqualified stock options on March 4, 2019, your award documents for that grant include net settlement provisions.